Exhibit 10(p)

2008 EQUITY INTERESTS PLAN FOR KEY EMPLOYEES OF

ONCOR ELECTRIC DELIVERY COMPANY LLC AND ITS AFFILIATES

1. Purpose of Plan

The 2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its Affiliates (the “Plan”) is designed:

(a) to promote the long term financial interests and growth of Oncor Electric Delivery Company LLC (the “Company”) and its Subsidiaries by attracting and retaining non-employee directors, management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) to further the alignment of interests of Participants with those of the members of the Company through opportunities for equity ownership in the Company through Oncor Management Investment LLC (“Investment LLC”).

2. Definitions

As used in the Plan, the following words shall have the following meanings:

(a) “Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

(b) “Board” means the Board of Directors of the Company acting in its capacity as the board of directors of the Managing Member (as defined in the LLC Agreement).

(c) “Class B Membership Interest” has the meaning set forth in the LLC Agreement.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) “Committee” has the meaning set forth in Section 5(c) hereof.

(f) “Employee” means a person, including an officer, in the regular employment of the Company or any other Service Recipient who, in the opinion of the Board, is, or is expected to have involvement in the management, growth or protection of some part or all of the business of the Company or any other Service Recipient.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Grant” has the meaning set forth in Section 3 hereof.

(i) “LLC Agreement” means the Limited Liability Company Agreement of Oncor Management Investment LLC, dated as of November 5, 2008, and schedules thereto, as amended from time to time.

(j) “Management Stockholder’s Agreement” means that certain management stockholder’s agreement or director stockholder’s agreement between the applicable Participant, the Company and Investment LLC.

(k) “Participant” means an Employee, non-employee member of the Board, consultant or other person having a service relationship with the Company or any other Service Recipient, to whom one or more Grants have been made and remain outstanding.

(l) “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(m) “Sale Participation Agreement” means that certain Sale Participation Agreement between the applicable Participant and the Company.

(n) “Service Recipient” means, the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1(g) (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Treasury Regulation Section 1.409A-1(f) (or any successor regulation).

(o) “Subsidiary” shall mean, with respect to any Person, any corporation or other entity in an unbroken chain of corporations or other entities beginning with such Person, if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other stock interests possessing 50% or more of the total combined voting power of all classes of stock or other stock interests in one of the other corporations or other entities in such chain.

3. Grants

From time to time, the Board will determine whether to offer a Participant the opportunity to acquire Class B Membership Interests (a “Grant”). Such offer shall be in such form, and dependent on such conditions, as the Board may determine. Subject to the provisions of the Plan, the Board shall determine to whom and when Grants will be made, the number of Class B Membership Interests to be offered pursuant thereto; and all other terms and conditions of such Grants (including, without limitation, provisions ensuring that all Class B Membership Interests so offered and issued shall be fully paid and non-assessable).

4. No Employment Rights

This Plan shall not confer upon any Participant any right to continue as an employee of the Company or any of its affiliates, nor shall it interfere in any way with any right the Company or its affiliates would otherwise have to terminate such Participant’s employment at any time.

5. Limitations and Conditions.

(a) The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection (c).

(b) Powers of the Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1)	To determine from time to time which of the persons providing services to the Company or its affiliates shall be granted Class B Membership Interests, the time or times when a person shall be permitted to purchase Class B Membership Interests; and the value with respect to which a Class B Membership Interest shall be sold to each such person.

(2)	To construe and interpret the Plan and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(3)	Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and/or its affiliates which are not in conflict with the provisions of the Plan or the LLC Agreement.

(c) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board hereunder, including the power to delegate to a subcommittee any of the administrative powers the Board is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Board, the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(d) Effect of Board’s Decision. The Plan and all determinations, interpretations and constructions of the Plan made by the Board in its sole discretion and reasonable good faith determination shall not, absent manifest error, be subject to review by any person and shall be final, binding and conclusive on all persons, including all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors. Except as otherwise provided herein, the terms and conditions of Grants need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

6. Transfers and Leaves of Absence

For purposes of the Plan, unless the Board determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among the Company and any other Service Recipient shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of the Company (and other Service Recipient) during such leave of absence.

7. Amendment and Termination

(a) The Board shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan.

(b) The Board may amend, suspend or terminate the Plan at any time.

(c) This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company and Investment LLC will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, reasonably determined by the Board in consultation with the Participant, that does not cause such an accelerated or additional tax or result in an additional cost to the Company or Investment LLC (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

8. Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement

The Class B Membership Interests offered to the Participants hereunder shall be subject to all of the terms and provisions of the Plan, the LLC Agreement, the Management Stockholder’s Agreement and the Sale Participation Agreement, to the extent applicable to such Class B Membership Interests.

9. Governing Law

This Plan shall be governed by and construed in accordance with the laws of the State of Texas applicable thereto.

10. Withholding Taxes

The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment.

11. Effect of Grant

Nothing in the Plan shall supersede the provisions of the LLC Agreement.

12. Effective Date and Termination Dates

The Plan shall be effective on November 5, 2008 and shall terminate ten years later; provided, however, the Plan may be subject to such earlier or later termination as determined by the Board pursuant to this Section 12.

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